As filed with the Securities and Exchange Commission on March 20, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ALPINE IMMUNE SCIENCES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	20-8969493
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

188 East Blaine Street, Suite 200
Seattle, WA 98102
(Address of principal executive offices, including zip code)
2018 Equity Incentive Plan, as amended
(Full title of the plan)
Mitchell H. Gold, M.D.
Executive Chairman and Chief Executive Officer
188 East Blaine Street, Suite 200
Seattle, WA 98102
(206) 788-4545
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Patrick J. Schultheis
Michael Nordtvedt Bryan D. King	Paul Rickey
Wilson Sonsini Goodrich & Rosati,	Alpine Immune Sciences, Inc.
Professional Corporation	188 East Blaine Street, Suite 200
701 Fifth Avenue, Suite 5100	Seattle, Washington 98102
Seattle, Washington 98104-7036	(206) 788-4545
(206) 883-2500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

ALPINE IMMUNE SCIENCES, INC.

REGISTRATION OF ADDITIONAL SECURITIES
PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement is being filed by Alpine Immune Sciences, Inc. (the “Registrant”) for the purpose of registering 1,500,000 shares of common stock, $0.001 par value per share, of the Registrant under its 2018 Equity Incentive Plan, as amended. Accordingly, contents of (i) the previous Registration Statement on Form S-8 filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on June 21, 2018 (File No. 333-225792); (ii) the previous Registration Statement on Form S-8 filed by the Registrant with the Commission on March 18, 2019 (File No. 333-230369); (iii) the previous Registration Statement on Form S-8 filed by the Registrant with the Commission on March 30, 2020 (File No. 333-237479); (iv) the previous Registration Statement on Form S-8 filed by the Registrant with the Commission on June 17, 2020 (File No. 333-239233); (v) the previous Registration Statement on Form S-8 filed by the Registrant with the Commission on March 18, 2021 (File No. 333-254446); (vi) the previous Registration Statement on Form S-8 filed by the Registrant with the Commission on March 17, 2022 (File No. 333-263652); and (vii) the previous Registration Statement on Form S-8 filed by the Registrant with the Commission on March 23, 2023 (File No. 333-270807), (together, the “Previous Forms S-8”), including the information incorporated by reference therein and the periodic reports filed after the Previous Forms S-8 to maintain current information about the Registrant, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8 (the “Registration Statement”).
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:
(1)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 20, 2024;
(2)All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above; and
(3)The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A12B (File No. 001-37449) filed with the Commission on June 16, 2015, pursuant to Section 12(b) of the Act, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the Registrant provides for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law.
In addition, the bylaws of the Registrant require the Registrant to fully indemnify any person, or a Covered Person, who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, or a “proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffer and expenses (including attorney’s fees) reasonably incurred by such Covered Person.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (1) for any breach of the director’s or officer's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (4) for any transaction from which the director or officer derived an improper personal benefit. The Registrant’s certificate of incorporation provides that the Registrant’s directors and officers shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of the Registrant’s directors and officers shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
As permitted by the Delaware General Corporation Law, the Registrant has entered into separate indemnification agreements with each of the Registrant’s directors and certain of the Registrant’s officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.
The Registrant has and expects to maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.
These indemnification provisions and the indemnification agreements entered into between the Registrant and the Registrant’s officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Form	Incorporated by Reference		Filing Date
			File No.	Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Registrant,	8-K	001-37449	3.1	June 14, 2023

4.2	Amended and Restated Bylaws of the Registrant	8-K	001-37449	3.1	January 26, 2023

4.3	Form of Common Stock Certificate of the Registrant	10-K	001-37449	4.1	March 28, 2018

4.4	2018 Equity Incentive Plan, as amended	8-K	001-37449	10.1	June 17, 2020

4.5	Form of Stock Option Agreement under the 2018 Equity Incentive Plan	8-K	001-37449	10.2	June 14, 2018

4.6	Form of Restricted Stock Unit Agreement under the 2018 Equity Incentive Plan	8-K	001-37449	10.1	January 27, 2020

5.1+	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1+	Consent of Independent Registered Public Accounting Firm

23.2+	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)

24.1+	Power of Attorney (contained on signature page hereto)

107+	Filing Fee Tables

+	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Seattle, State of Washington, on the 20th day of March, 2024.

Alpine Immune Sciences, Inc.

By:	/s/ Mitchell H. Gold, M.D.
Mitchell H. Gold, M.D.
Executive Chairman and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell H. Gold, M.D. and Paul Rickey as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director or officer of Alpine Immune Sciences, Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mitchell H. Gold, M.D.	Chief Executive Officer and Executive Chairman of the Board of Directors	March 20, 2024
Mitchell H. Gold, M.D.	(Principal Executive Officer)

/s/ Paul Rickey	Senior Vice President and Chief Financial Officer	March 20, 2024
Paul Rickey	(Principal Accounting and Financial Officer)

/s/ James N. Topper, M.D., Ph.D.	Director	March 20, 2024
James N. Topper, M.D., Ph.D.

/s/ Robert Conway	Director	March 20, 2024
Robert Conway

/s/ Peter Thompson, M.D.	Director	March 20, 2024
Peter Thompson, M.D.

/s/ Natasha Hernday	Director	March 20, 2024
Natasha Hernday

/s/ Christopher Peetz	Director	March 20, 2024
Christopher Peetz

/s/ Xiangmin Cui, Ph.D.	Director	March 20, 2024
Xiangmin Cui, Ph.D.

/s/ Jörn Drappa, M.D., Ph.D.	Director	March 20, 2024
Jörn Drappa, M.D., Ph.D.